Exhibit 2.8

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of March 31, 2020, Vodafone Group Plc (“Vodafone”, the “Company”) had the following securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”):

Title of each class	Trading symbols	Name of each exchange on which registered
Ordinary shares of 20 20/21 US cents each	VOD	NASDAQ Global Select Market*
American Depositary Shares (evidenced by American Depositary Receipts) each representing ten ordinary shares	VOD	NASDAQ Global Select Market
2.500% Notes due September 2022	VOD22	The NASDAQ Stock Market
2.950% Notes due February 2023	VOD23	The NASDAQ Stock Market
3.750% Notes due 16 January 2024	VOD24	The NASDAQ Stock Market
US$1,000,000,000 Floating Rate Notes due 16 January 2024	VOD24A	The NASDAQ Stock Market
4.125% Notes due 30 May 2025	VOD25	The NASDAQ Stock Market
4.375% Notes due 30 May 2028	VOD28	The NASDAQ Stock Market
6.250% Notes due February 2032	VOD32	The NASDAQ Stock Market
6.150% Notes due February 2037	VOD37	The NASDAQ Stock Market
5.000% Notes due 30 May 2038	VOD38	The NASDAQ Stock Market
4.375% Notes due February 2043	VOD43	The NASDAQ Stock Market
5.250% Notes due 30 May 2048	VOD48	The NASDAQ Stock Market
4.875% Notes due 19 June 2049	VOD49	The NASDAQ Stock Market
4.250% Notes due 17 September 2050	VOD50	The NASDAQ Stock Market
5.125% Notes due 19 June 2059	VOD59	The NASDAQ Stock Market
Capital Securities due April 2079	VOD79	The NASDAQ Stock Market

*       Not for trading, but only in connection with the registration of American Depositary Shares pursuant to the requirements of the Securities and Exchange Commission.

The Company’s ordinary shares, nominal value of 20 20/21 US cents each (“Vodafone Ordinary Shares”), are listed on the premium segment of the main market of the London Stock Exchange plc (the “LSE”). The Company’s American Depositary Shares (“Vodafone ADSs”) are available through an American Depositary Receipt program established pursuant to a deposit agreement (the “Deposit Agreement”) that the Company entered into with Deutsche Bank Trust Company Americas, as depositary (the “Depositary”). Vodafone ADSs, each representing ten Vodafone Ordinary Shares, are listed on the NASDAQ Global Select Market, traded under the symbol VOD, and are registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). In connection with this listing (but not for trading), the Vodafone Ordinary Shares are registered under Section 12(b) of the Exchange Act. The following contains a description of the rights of (i) holders of the Vodafone Ordinary Shares and (ii) Vodafone ADS holders.

The following summary is subject to and qualified in its entirety by the Company’s Articles of Association and by English law. This is not a summary of all the significant provisions of the Articles of Association or of English law and does not purport to be complete. Capital terms used but not defined herein have the meanings given to them in the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2020 and in the Deposit Agreement, which is an exhibit to the Company’s registration statement on Form 20-F filed with the SEC on June 9, 2017.

Vodafone Ordinary Shares

Item 9.A.3 Pre-emptive rights

Under section 549 of the Companies Act 2006, Directors are, with certain exceptions, unable to allot Vodafone Ordinary Shares or securities convertible into Vodafone Ordinary Shares without the authority of Vodafone Shareholders (“Vodafone Shareholders”) in a general meeting. In addition, section 561 of the Companies Act 2006 imposes further restrictions on the issue of equity securities (as defined in the Companies Act 2006, which include Vodafone Ordinary Shares and securities convertible into Vodafone Ordinary Shares) which are, or are to be, paid up wholly in cash and not first offered to existing Vodafone Shareholders. The Company’s Articles of Association allow Vodafone Shareholders to authorize Directors for a period specified in the relevant resolution to allot (i) relevant securities generally up to an amount fixed by the Vodafone Shareholders; and (ii) equity securities for cash other than in connection with a pre-emptive offer up to an amount specified by the Vodafone Shareholders and free of the pre-emption restriction in section 561. At the 2019 AGM the amount of relevant securities fixed by Vodafone Shareholders under (i) above and the amount of equity securities specified by Vodafone Shareholders under (ii) above were in line with the Pre-Emption Group’s Statement of Principles.

Item 9.A.5 Type and class of securities

Vodafone Ordinary Shares are listed on the London Stock Exchange and have a nominal value of 20 20/21 US cents each. All Ordinary Shares are issued in registered form. As at March 31, 2020, the total number of outstanding Vodafone Ordinary Shares was 28,815,914,978.

As far as the Company is aware, there are no limitations imposed on the transfer, holding or voting of Vodafone Ordinary Shares other than those limitations that would generally apply to all of the Vodafone Shareholders, those that apply by law (e.g. due to insider dealing rules) or those that apply as a result of failure to comply with a notice under section 793 of the Companies Act 2006.

Item 9.A.6 Limitations or qualifications

No shareholder has any securities carrying special rights with regard to control of the Company. The Company is not aware of any agreements between holders of securities that may result in restrictions on the transfer of securities.

Item 9.A.7 Other rights
Not applicable.

Item 10.B.3 Shareholder rights
Dividend rights

Vodafone Shareholders may, by ordinary resolution, declare dividends but may not declare dividends in excess of the amount recommended by the Directors. The Board of Directors may also pay interim dividends. No dividend may be paid other than out of profits available for distribution. Dividends on Vodafone Ordinary Shares can be paid to Vodafone Shareholders in whatever country the Directors decide, using an appropriate exchange rate for any currency conversions which are required.

If a dividend has not been claimed for one year after the date of the resolution passed at a general meeting declaring that dividend or the resolution of the Directors providing for payment of that dividend, the Directors may invest the dividend or use it in some other way for the benefit of the Company until the dividend is claimed. If the dividend remains unclaimed for 12 years after the relevant resolution either declaring that dividend or providing for payment of that dividend it will be forfeited and belong to the Company.

Voting rights

At a general meeting of the Company, when voting on substantive resolutions (i.e. any resolution which is not a procedural resolution) each holder of a Vodafone Ordinary Share who is entitled to vote and is present in person or by proxy has one vote for every Vodafone Ordinary Share held (a poll vote). Procedural resolutions (such as a resolution to adjourn a general meeting or a resolution on the choice of Chairman of a general meeting) are decided on a show of hands, where each holder of Vodafone Ordinary Shares who is present at the meeting has one vote regardless of the number of Vodafone Ordinary Shares held, unless a poll is demanded. Shareholders entitled to vote at general meetings may appoint proxies who are entitled to vote, attend and speak at general meetings.

Two Vodafone Shareholders present in person or by proxy constitute a quorum for purposes of a general meeting of the Company.

Under English law, Vodafone Shareholders of a public company such as the Company are not permitted to pass resolutions by written consent.

Employees who hold Vodafone Ordinary Shares in a vested nominee share account are able to vote through the respective plan’s trustees. Note there is now a vested share account with Computershare (in respect of Vodafone Ordinary Shares arising from a SAYE exercise) and Equatex (MyShareBank).

Under the Company’s Articles of Association, a Director cannot vote in respect of any proposal in which the Director, or any person connected with the Director, has a material interest other than by virtue of the Director’s interest in the Company’s shares or other securities.

The voting rights of the Directors (Executive and Non-Executive) and employees of the Company who hold interests in the share capital of the Company are the same as for other holders of the class of share indicated. At each AGM, all Directors must offer themselves for re-election (unless they are retiring) in accordance with the Company’s Articles of Association and in the interests of good corporate governance.

Rights to share in the company’s profits

See “Item 10.B.3. Shareholder rights—Dividend rights” above.

Rights to share in any surplus in the event of liquidation

In the event of the liquidation of the Company, after payment of all liabilities and deductions in accordance with English law, the holders of the Company’s 7% cumulative fixed rate shares would be entitled to a sum equal to the capital paid up on such shares, together with certain dividend payments, in priority to holders of Vodafone Ordinary Shares.

Redemption provisions

Under its Articles of Association, the Company is authorized to reduce (or purchase shares in) its capital of any class or classes. Class rights are deemed not to have been varied by the creation or issue of new shares ranking equally with or subsequent to that class of shares in sharing in profits or assets of the Company or by a redemption or repurchase of the shares by the Company.

Sinking fund provisions
Not applicable.

Liability to further capital calls by the company

Under the Articles of Association, the directors can call on Vodafone Shareholders to pay any money which has not yet been paid to the Company for their Vodafone Ordinary Shares. This includes both the nominal value of the Vodafone Ordinary Shares and any premium which may be payable. The terms of issue of the Vodafone Ordinary Shares govern the procedure related to calls. A call is treated as having been made as soon as the directors pass a resolution authorizing it.

A Vodafone Shareholder who has received at least 14 days’ notice giving details of the amount of a capital call, the time (or times) and place or address for payment must pay the call as required by the notice. Joint shareholders are liable jointly and severally to pay any money called for in respect of their Vodafone Ordinary Shares. A Vodafone Shareholder due to pay the amount called shall still have to pay the call even if, after the call was made, they transfer the Vodafone Ordinary Shares to which the call related.

Any provision discriminating against any existing or prospective holder of the Ordinary Shares as a result of such shareholder owning a substantial number of shares

Not applicable.

Item 10.B.4. Changes to shareholder rights

If at any time the Company’s share capital is divided into different classes of shares, the rights attached to any class may be varied or abrogated by a special resolution, subject to the provisions of the Companies Act 2006, either with the consent in writing of the holders of three quarters in nominal value of the shares of that class or at a separate meeting of the holders of the shares of that class.

At every such separate meeting all of the provisions of the Articles of Association relating to proceedings at a general meeting apply, except that (i) the quorum is to be the number of persons (which must be at least two) who hold or represent by proxy not less than one third in nominal value of the issued shares of the class or, if such quorum is not present on an adjourned meeting, one person who holds shares of the class regardless of the number of shares he holds; (ii) any person present in person or by proxy may demand a poll; and (iii) each shareholder will have one vote per share held in that particular class in the event a poll is taken. Class rights are deemed not to have been varied by the creation or issue of new shares ranking equally with or subsequent to that class of shares in sharing in profits or assets of the Company or by a redemption or repurchase of the shares by the Company.

Item 10.B.6 Limitations

The Company’s constitutional documents place no limitations on the right to hold Vodafone Ordinary Shares. There are no limitations on the right to hold or exercise voting rights on the Vodafone Ordinary Shares under English law.

Item 10.B.7 Change in control

The Company’s Articles of Association do not contain any provisions that would have the effect of delaying, deferring or preventing a change in control of the Company and that would operate only with respect to a merger, acquisition or corporate restructuring involving the Company (or any of its subsidiaries).

Item 10.B.8 Disclosure of shareholdings

There are no provisions in the Articles of Association whereby persons acquiring, holding or disposing of a certain percentage of the Company’s shares are required to make disclosure of their ownership percentage although such requirements exist under the Disclosure Guidance and Transparency Rules. Under these rules, the Company must disclose the holders of more than 3% of, or 3% of voting rights attributable to, the Company’s ordinary share capital of which it is made aware.

Item 10.B.9 Differences in the law

With respect to Items 10.B.2-10.B.8, there are no significant differences between the laws applicable to the Company and English law.

Item 10.B.10 Changes in capital

The requirements imposed by the Company’s Articles of Association governing changes in capital are not more stringent than is required by law.

Item 12.A Debt securities

Not applicable.

Item 12.B Warrants and Rights

Not applicable.

Item 12.C Other securities

Not applicable.

Vodafone American Depositary Shares

Item 12.D.1 Name and address of depositary

Deutsche Bank Trust Company Americas, having its principal office at 60 Wall Street, New York, New York 10005, has been appointed as the Depositary under the Deposit Agreement, dated as of February 27, 2017, among the Company, the Depositary and all holders from time to time of the Vodafone ADSs (“Vodafone ADS Holders”) issued thereunder. Deutsche Bank AG, London Branch, having its principal office at Winchester House, 1 Great Winchester Street, London EC2N 2DB, has been appointed as the custodian (the “Custodian”) under the Deposit Agreement.

12.D.2 Description of Vodafone ADSs

The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the Deposit Agreement in its entirety.

The Deposit Agreement sets forth the rights and obligations of Holders and Beneficial Owners of Vodafone ADSs and the rights and duties of the Depositary in respect of the Vodafone Ordinary Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Vodafone Ordinary Shares and held thereunder (the “Deposited

Securities”). Each Vodafone ADS represents an ownership interest in ten Vodafone Ordinary Shares and is evidenced by an American depositary receipt (“Vodafone ADR”).

Voting of Vodafone ADSs

As soon as practicable after receipt of notice from the Company of any meeting of, or solicitation of consents or proxies from, Vodafone Shareholders underlying the Vodafone ADSs, and upon written request by the Company received by the Depositary at least 30 days before the vote or meeting, the Depositary will fix a record date for Vodafone ADS Holders and arrange to deliver certain materials to Vodafone ADS Holders relating to the upcoming meeting or solicitation. The materials will contain:

•                  such information as is contained in the notice of meeting or solicitation of consents or proxies received by the Depositary from the Company;

•                  a statement that the Vodafone ADS Holders as of the close of business on a specified record date will be entitled, subject to any applicable law and the Company’s Articles of Association, and the provisions of or governing the Vodafone Ordinary Shares (or any other securities, property or cash underlying the Vodafone ADS Holders’ Vodafone ADSs), to give instructions to the Depositary as to the exercise of the voting rights, if any, pertaining to the Vodafone Ordinary Shares underlying the Vodafone ADSs; and

•                  a statement as to the manner in which such instructions and notification may be given.

In lieu of distributing the materials received from the Company in connection with the meeting of, or solicitation of consents or proxies from, Vodafone Shareholders underlying the Vodafone ADSs, the Depositary may, to the extent not prohibited by applicable law, regulations or stock exchange requirements, distribute to the Vodafone ADS Holders a notice with instructions on how to retrieve or request such materials.

A Vodafone ADS Holder must hold Vodafone ADSs on the record date established by the Depositary in order to be eligible to give instructions for the exercise of voting rights at a meeting of shareholders. It is possible that the record date the Company uses for the exercise of voting rights on the Vodafone Ordinary Shares, on the one hand, and the record date used by the Depositary for the exercise of voting rights relating to the Vodafone Ordinary Shares underlying the Vodafone ADSs, on the other hand, may not be the same.

For voting instructions to be valid, the Depositary must receive them on or before the date specified in the materials delivered to Vodafone ADS Holders. The Depositary will, to the extent practicable, endeavor to vote or cause to be voted the underlying Vodafone Ordinary Shares in accordance with each Vodafone ADS Holder’s instructions. The Depositary will not vote the underlying Vodafone Ordinary Shares other than in accordance with the Vodafone ADS Holder’s instructions.

Persons who hold Vodafone ADSs through a brokerage account or otherwise in “street name” will need to follow the procedures of their broker in order to give voting instructions to the Depositary.

In connection with a Vodafone Shareholders’ meeting, the Company and the Depositary will not be able to assure that Vodafone ADS Holders will receive the voting materials in time to ensure that such holders can either instruct the Depositary to vote the Vodafone Ordinary Shares underlying the Vodafone ADSs or withdraw the underlying Vodafone Ordinary Shares to vote them in person or by proxy. In addition, except as provided under applicable English law, the Depositary and its agents will not be responsible for failing to carry out voting instructions or for the manner in which any such vote is cast or the effect of any such vote.

The Depositary will have no obligation to take any action with respect to any meeting of, or solicitation of consents or proxies from, Vodafone Shareholders if such action would violate U.S. laws.

Neither the Depositary nor the Custodian will under any circumstances exercise any discretion as to voting, and neither the Depositary nor the Custodian will vote, attempt to exercise the right to vote, or in any way make use of the Vodafone Ordinary Shares (or any other securities, property or cash underlying the Vodafone ADS Holders’ Vodafone ADSs) for purposes of establishing a quorum or otherwise, except pursuant to and in accordance with written instructions from Vodafone ADS Holders or the provisions of the Deposit Agreement.

Dividends and Distributions

The Depositary will pay to Vodafone ADS Holders, as of a record date established by the Depositary under the terms of the Deposit Agreement, the cash dividends or other distributions it receives in respect of the Vodafone Ordinary Shares underlying such Vodafone ADS Holders’ Vodafone ADSs, after deducting its fees and expenses. Vodafone ADS Holders will receive these distributions in proportion to the number of Vodafone Ordinary Shares represented by the Vodafone ADSs held by each of them.

Distributions in Cash

The Depositary will, as promptly as practicable, convert any cash dividend or distribution the Company pays on the Vodafone Ordinary Shares, other than any dividend or distribution paid in U.S. dollars, into U.S. dollars if it can effect such conversion and transfer the U.S. dollars to the United States on a practicable basis. At any time, the Depositary may, in its discretion, hold the excess amount of foreign currency uninvested as an additional cost of conversion and without liability for interest thereon for the respective accounts of the Vodafone ADS Holders. In the event that the Company or the Depositary is required to withhold and does withhold taxes or other governmental charges from such cash dividend or other cash distribution, the amount to be distributed to the Vodafone ADS Holders will be reduced accordingly. The Depositary will distribute only whole U.S. dollars and cents and will round any fractional amounts to the nearest whole cent.

Distributions in Shares

If any distribution consists of a dividend paid in, or a free distribution of, Vodafone Ordinary Shares, the Depositary may or will, if the Company so requests, distribute additional Vodafone ADSs representing any Vodafone Ordinary Shares that the Company so distributes as a dividend or free distribution, subject to the terms and conditions set forth in the Deposit Agreement. The Depositary will only distribute whole Vodafone ADSs. In lieu of delivering fractional Vodafone ADSs, the Depositary will sell the number of Vodafone Ordinary Shares represented by the aggregate of such fractions and distribute the net proceeds to the Vodafone ADS Holders entitled thereto. The Depositary may withhold the distribution of Vodafone ADSs if it has not received satisfactory assurances from the Company (including a legal opinion) that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of the Securities Act. If a distribution of additional Vodafone ADSs is withheld, the Depositary may sell all or part of such distribution in such amounts and in such manner as the Depositary deems necessary and practicable and distribute the net proceeds of any such sale (after deducting applicable taxes and/or governmental charges and fees and charges of, and expenses incurred by, the Depositary) to the Vodafone ADS Holders entitled thereto.

Elective Distributions in Cash or Shares

If the Company intends to make a distribution payable at the election of Vodafone Shareholders in cash or in additional Vodafone Ordinary Shares, the Depositary will, if the Company has timely requested that such elective distribution be made available to Vodafone ADS Holders, and if the Depositary has determined that such distribution is reasonably practicable and has received satisfactory legal opinions relating to such distribution, establish procedures to enable Vodafone ADS Holders to elect to receive the proposed dividend in cash or in additional Vodafone ADSs as described in the Deposit Agreement. If the conditions for an elective distribution are not satisfied, the Depositary will, to the extent permitted by law, distribute to Vodafone ADS Holders, on the basis of the same determination as is made in the local market in respect of Vodafone Ordinary Shares for which no election is made, either cash or additional Vodafone ADSs representing such additional Vodafone Ordinary Shares in the manner described in the Deposit Agreement. The Depositary will have no obligation to make any process available to Vodafone ADS Holders to receive the elective dividend in Vodafone Ordinary Shares rather than Vodafone ADSs. There can be no assurances that Vodafone ADS Holders will have the opportunity to receive elective distributions on the same terms as the holders of Vodafone Ordinary Shares.

Distribution of Rights to Receive Additional Shares

If the Company intends to distribute to Vodafone Shareholders rights to subscribe for additional Vodafone Ordinary Shares, the Depositary will, if the Company has given notice of at least 60 days that such rights be made available to Vodafone ADS Holders, make such rights available to Vodafone ADS Holders if, among other conditions, the Depositary has determined that such distribution of rights is reasonably practicable and has received satisfactory legal opinions relating to such distribution. If the conditions for making such rights available to Vodafone ADS Holders are satisfied, the Depositary will establish procedures to distribute rights to purchase additional Vodafone ADSs, to enable Vodafone ADS Holders to exercise such rights (upon payment of the subscription price and of applicable fees and charges of, and expenses incurred by, the Depositary and applicable taxes) and to deliver Vodafone ADSs upon the valid exercise of such rights. If the conditions for making such rights available to Vodafone ADS Holders are not satisfied or if the Company requests that the rights not be made available to Vodafone ADS Holders, or if any rights are not exercised and appear to be about to lapse, the Depositary will (i) endeavor to sell the rights in the manner described in the Deposit Agreement if it is lawful and reasonably practicable to do so, and distribute the proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the Depositary and taxes) to the Vodafone ADS Holders or (ii) if timing and market conditions do not permit such sale, if the Depositary determines that it is not lawful and reasonably practicable to sell such rights, or if the Depositary is unable to arrange for such sale, allow such rights to lapse. A liquid market for such rights may not exist, and this may adversely affect the ability of the Depositary to dispose of such rights or the amount the Depositary would realize upon disposal of rights. The Depositary will have no obligation to make any process available to Vodafone ADS Holders to exercise rights to subscribe for Vodafone Ordinary Shares rather than Vodafone ADSs.

Neither the Depositary nor the Company will be responsible for any failure to determine whether it is lawful or practicable to make rights available to Vodafone ADS Holders (provided that the determination of practicability must have been made without bad faith), and neither the Depositary nor the Company will be responsible for any foreign exchange exposure or loss incurred in connection with the sale or disposal of such rights. The Depositary will not be responsible for the content of any materials forwarded to the Vodafone ADS Holders on behalf of the Company in connection with the rights distribution.

If registration of the rights, or the securities to which any rights relate, may be required under the Securities Act or any other applicable law in order for the Company to offer such rights or such securities to Vodafone ADS Holders and to sell the securities represented by such rights, the Depositary will not distribute such rights to Vodafone ADS Holders (i) unless and until a registration statement under the Securities Act or other applicable law covering such offering is in effect or (ii) unless the Company furnishes the Depositary opinion(s) of counsel in the United States and any other applicable country in which rights would be distributed, in each case reasonably satisfactory to the Depositary, to the effect that the offering and sale of such securities to Vodafone ADS Holders and beneficial owners are exempt from, or do not require registration under, the provisions of the Securities Act or any other applicable law.

If the Company fails to give the Depositary timely notice of a proposed distribution of rights, the Depositary will use commercially reasonable efforts to perform the actions described above, and the Depositary will have no liability for its failure to perform such actions where such notice has not been so timely given, other than its failure to use commercially reasonable efforts.

There can be no assurances that Vodafone ADS Holders will have the opportunity to receive or exercise rights on the same terms and conditions as the Vodafone Shareholders or be able to exercise such rights.

Distributions Other Than Cash, Shares or Rights

If the Company intends to distribute property other than cash, Vodafone Ordinary Shares or rights to purchase additional Vodafone Ordinary Shares, the Depositary will, if the Company has timely requested (at least 30 days’ notice) the Depositary to make such distribution to Vodafone ADS Holders, and if the Depositary has, after consultation with the Company, determined that such distribution is reasonably practicable and has received satisfactory legal opinions relating to such distribution, as promptly as reasonably practicable distribute the property to Vodafone ADS Holders in such manner as the Depositary may deem reasonably practicable. The distribution will be made net of applicable fees and charges of, and expenses incurred by, the Depositary, and net of any taxes withheld. The Depositary may dispose of all or a portion of the property in such manner as the Depositary may deem reasonably practicable or necessary to pay its fees, charges and expenses in respect of such distribution and disposal and to satisfy any taxes or other governmental charges applicable to the distribution. If the conditions for a distribution of the property are not satisfied, the Depositary will endeavor to sell the property in a public or private sale, at such place or places and upon such terms as it may deem reasonably practicable. The proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the

Depositary and taxes) will be distributed to Vodafone ADS Holders. If the Depositary is unable to sell the property, the Depositary may dispose of such property for the account of the Vodafone ADS Holders in any way the Depositary deems reasonably practicable under the circumstances, including for nominal or no consideration.

Neither the Depositary nor the Company will be responsible for any failure to determine whether it is lawful or practicable to make property available to Vodafone ADS Holders (provided that the determination of practicability must have been made without bad faith), and neither the Depositary nor the Company will be responsible for any foreign exchange exposure or loss incurred in connection with the sale or disposal of such property.

Reports and Other Communications

If the Company delivers notice of any meeting of Shareholders or of any action in respect of any cash or other distributions or the offering of any rights relating to Vodafone Ordinary Shares, the Company will deliver a copy of such notice to the Depositary and the Custodian. The Company will arrange for translation into English, to the extent required pursuant to any regulations of the SEC, of any notices that are made generally available to the Vodafone Shareholders. At the Company’s request and expense, the Depositary will, as promptly as practicable, distribute copies of such notices to the Vodafone ADS Holders.

The Depositary will also make available for inspection by Vodafone ADS Holders at its principal office any written communications from the Company that are both (i) delivered to the Depositary or the Custodian and (ii) made generally available to the Holders of Ordinary Shares. The Company will furnish these communications in English when so required by any rules or regulations of the SEC. The Depositary will send copies of such communications when furnished by the Company as described in the immediately preceding paragraph.

Books of Depositary

The Depositary will maintain at its principal office a register for the registration and transfer of Vodafone ADSs. Vodafone ADS Holders may inspect such records at such office at reasonable times, but solely for the purpose of communicating with other Vodafone ADS Holders in the interest of business matters relating to the Company, the Vodafone ADSs or the Deposit Agreement. Such register may be closed from time to time when deemed expedient by the Depositary in connection with the performance of its duties under the Deposit Agreement or at the request of the Company. The Depositary will also maintain facilities to record and process the issuance, delivery, registration, transfer and surrender of Vodafone ADSs in accordance with the provisions of the Deposit Agreement.

Reclassifications, Recapitalizations and Mergers

If there is (i) any change in par value, split-up, subdivision cancellation, consolidation or any other reclassification of Vodafone Ordinary Shares underlying the Vodafone ADSs or (ii) any recapitalization, reorganization, merger, amalgamation or consolidation or sale of assets affecting the Company or to which it is a party, then any securities, cash or property received by the Depositary or the Custodian in exchange for or in conversion of the underlying Vodafone Ordinary Shares will, to the extent permitted by law, be treated as new underlying deposited securities, cash or property under the Deposit Agreement, and the Vodafone ADSs will thereafter represent, in addition to the existing underlying Vodafone Ordinary Shares, the right to receive the new deposited securities, cash or property so received in exchange or conversion.

The Depositary may, with the Company’s approval and subject to the terms of the Deposit Agreement and the Depositary’s receipt of an opinion satisfactory to it that such action is not in violation of any applicable laws or regulations, execute and deliver additional Vodafone ADSs as in the case of a dividend paid in Vodafone Ordinary Shares or call for the surrender of outstanding Vodafone ADSs to be exchanged for new Vodafone ADSs. If the new underlying deposited securities received cannot be lawfully distributed to some or all Vodafone ADS Holders, the Depositary may, subject to receipt of an opinion satisfactory to it that such action is not in violation of any applicable laws or regulations, sell such securities at such place or places and upon such terms as it may deem proper and distribute the proceeds (net of fees and charges of, and expenses incurred by, the Depositary and taxes and/or governmental charges) to the Vodafone ADS Holders on an averaged or other practicable basis. The Depositary is not responsible for (i) any failure to determine that it may be lawful or feasible to make such securities available to Vodafone ADS Holders in general or to any holder particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale or (iii) any liability to the purchaser of such securities.

Amendment and Termination of the Deposit Agreement
Amendments

The Company may agree with the Depositary to amend or restate the Deposit Agreement and the Vodafone ADRs without the consent of Vodafone ADS Holders in any respect which they may deem necessary or desirable. If the amendment or restatement imposes or increases fees or charges (except for taxes and governmental charges, registration fees, cable, telex or fax transmission costs, delivery costs or other such expenses) or otherwise prejudices any substantial existing right of Vodafone ADS Holders, it will only become effective three months after notice of such amendment or restatement has been given to Vodafone ADS Holders. Under the Deposit Agreement, notice of any amendment or restatement to the Deposit Agreement or any Vodafone ADR need not describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice will not render such notice invalid so long as, in each such case, the notice given to the Vodafone ADS Holders identifies a means for such holders to retrieve or receive the text of such amendment or restatement. At the time an amendment or restatement becomes effective, a Vodafone ADS Holder is considered, by continuing to hold Vodafone ADSs, to have agreed to the amendment or restatement and to be bound by the Deposit Agreement as amended. However, if any governmental body adopts new laws, rules or regulations requiring an amendment or restatement of the Deposit Agreement to comply therewith, the Company and the Depositary may amend the Deposit Agreement and any Vodafone ADRs, which amendment or restatement may become effective before a notice of such amendment or restatement is given to Vodafone ADS Holders. However, no amendment or restatement will impair a Vodafone ADS Holder’s right to receive the Vodafone Ordinary Shares (or any other securities, property or cash) underlying such holder’s Vodafone ADSs in exchange for such holder’s Vodafone ADSs, except in order to comply with applicable provisions of any mandatory laws.

Termination

The Deposit Agreement will be terminated by the Depositary if the Company asks it to do so, in which case the Depositary must notify Vodafone ADS Holders at least 90 days before termination. If at any time after 90 days have expired since (y) the Company has delivered a notice of removal to the Depositary or (z) the Depositary has delivered to the Company a written notice of its election to resign and, in either case, a successor depositary has not been appointed by the Company and accepted its appointment, the Depositary may terminate the Deposit Agreement by mailing notice of such termination to the Vodafone ADS Holders then outstanding at least 30 days before termination.

If any Vodafone ADSs remain outstanding after termination, (i) the Vodafone ADS Holders will be entitled to receive the underlying securities upon surrender of the Vodafone ADSs and payment of all fees, expenses, taxes and governmental charges, and (ii) the Depositary will stop registering the transfer of Vodafone ADSs, will stop distributing dividends to Vodafone ADS Holders, and will not give any further notices or do anything else under the Deposit Agreement other than:

•                  collect dividends and distributions on the Vodafone Ordinary Shares (or any other securities, property or cash) underlying the Vodafone ADSs;

•                  sell rights and other properties received in respect of Vodafone Ordinary Shares (or any other securities, property or cash) underlying the Vodafone ADSs as provided in the Deposit Agreement; and

•                  deliver the Vodafone Ordinary Shares (or any other securities, property or cash) underlying the Vodafone ADSs, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for the Vodafone ADSs surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of Vodafone ADSs, any expenses for the account of the Vodafone ADS Holder in accordance with the terms of the Deposit Agreement, and any applicable taxes or governmental charges).

At any time after six months from the date of termination of the Deposit Agreement, the Depositary may sell any remaining deposited Vodafone Ordinary Shares (or any other securities, property or cash) underlying Vodafone ADSs. After that, the Depositary will hold the money it received on the sale, as well as any cash it is holding under the Deposit Agreement, unsegregated for the pro rata benefit of the Vodafone ADS Holders that have not surrendered their Vodafone ADSs. The Depositary will not invest the money and has no liability for interest. After making such sale, the Depositary’s only obligations to Vodafone ADS Holders will be to account for the money and cash (net of all applicable fees, expenses, taxes and governmental charges payable by Vodafone ADS Holders under the terms of the Deposit Agreement). After termination, the Company’s only obligations will be with respect to indemnification of, and to pay specified amounts to, the Depositary. The obligations under the terms of the Deposit Agreement of Vodafone ADS Holders outstanding as of the termination date will survive the termination date and will be discharged only when the applicable Vodafone ADSs are presented by their Vodafone ADS Holders to the Depositary for cancellation and such Vodafone ADS Holder has satisfied all of its obligations under the terms of the Deposit Agreement.

Withdrawal and Cancellation

A Vodafone ADS Holder may withdraw the Vodafone Ordinary Shares (or any other securities, property or cash) underlying such holder’s Vodafone ADSs upon surrender of such holder’s Vodafone ADSs for such purpose to the Depositary. Upon payment of the Depositary’s fees and of any taxes and governmental charges payable in connection with such surrender and withdrawal, and subject to the terms and conditions of the Deposit Agreement, the Company’s constituent documents, any other provisions of or governing the Vodafone Ordinary Shares (or any other securities, property or cash underlying the holder’s Vodafone ADSs), and other applicable laws, any deposited Vodafone Ordinary Shares (or any other securities, property or cash) underlying such holder’s Vodafone ADSs that have been surrendered to the Depositary will be delivered, as promptly as practicable, to such Vodafone ADS Holder at the office of the Custodian or through book-entry delivery of the amount of Vodafone Ordinary Shares represented by the Vodafone ADSs surrendered to the Depositary, except that the Depositary may deliver any dividends or distributions, or the proceeds of any sales of dividends, distributions or rights, at the principal office of the Depositary. The Depositary may, in its discretion, refuse to accept a number of Vodafone ADSs representing a number other than a whole number of Vodafone Ordinary Shares.

A Vodafone ADS Holder generally has the right to surrender Vodafone ADSs and withdraw the underlying Vodafone Ordinary Shares at any time except:

•                  due to temporary delays caused by the closing of the transfer books of the Depositary or the Company or the deposit of Vodafone Ordinary Shares in connection with voting at a Shareholders’ meeting, or the payment of dividends;

•                  when such Vodafone ADS Holder owes money to pay fees, taxes and similar charges; or

•                  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Vodafone ADSs or to the withdrawal of Vodafone Ordinary Shares or any other securities, property or cash underlying such holder’s Vodafone ADSs.

Limitations on Obligations and Liability to ADS Holders

The Deposit Agreement expressly limits the obligations and liabilities of the Company, the Depositary and any custodian to the Vodafone ADS Holders. These limitations include, among other things, that the Company and the Depositary:

•                  are obligated only to take the actions specifically set forth in the Deposit Agreement without gross negligence or willful misconduct;

•                  have no obligation to become involved in a lawsuit or proceeding related to the Vodafone Ordinary Shares (or any other securities, property or cash) underlying the Vodafone ADSs or the Vodafone ADRs unless they are indemnified to their satisfaction;

•                  are not liable for any consequential or punitive damages or any action or non-action by it in reliance upon any advice of or information from any legal counsel, accountants, any person depositing Vodafone Ordinary Shares, any Vodafone ADS Holder or any other person whom they believe in good faith is competent to give them that advice or information;

•                  may rely and will be protected in action upon any written notice, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties; and

•                  are not liable to Holders or beneficial owners of Vodafone ADSs or third parties for any special, consequential, indirect or punitive damages for any breach of the terms of the Deposit Agreement or otherwise.

In addition, the Company, the Depositary and their respective directors, officers, employees, agents or affiliates are not liable to any holder or beneficial owner of Vodafone ADSs:

•                  if the Depositary or the Company is prevented, delayed or forbidden from, or is subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement or the Vodafone Ordinary Shares (or any other securities, property or cash underlying the Vodafone ADSs) it is provided will be done or performed by reason of any provision of any present or future law or regulation of the U.S. or any other country, or of any governmental or regulatory authority or stock exchange or inter-dealer quotation system, or by reason of any provision, present or future, of the Articles of Association, or by reason of any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control;

•                  by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement; or

•                  for the inability of any holder or beneficial owner of Vodafone ADSs to benefit from any distribution, offering, right or other benefit which is made available to Vodafone Shareholders (or of any other securities, property or cash underlying the Vodafone ADSs) but is not, under the terms of the Deposit Agreement, made available to ADS Holders or beneficial owners of Vodafone ADSs.

Additionally, the Depositary will not be liable for, among other things:

•                  any acts or omissions made by a predecessor or successor depositary, so long as the Depositary performed its obligations without gross negligence or willful misconduct while it acted as the Depositary;

•                  any acts or omissions of any securities depository, clearing agency or settlement system in connection with book-entry settlement of Vodafone Ordinary Shares or otherwise;

•                  any failure to carry out any instructions to vote any of the Vodafone Ordinary Shares represented by the Vodafone ADSs, or for the manner in which any such vote is cast, if such action or non-action is in good faith, or for the effect of any such vote;

•                  the Depositary’s failure to determine that any distribution or action is lawful or reasonably practicable if such determination of practicability is made without bad faith;

•                  the content of any information received from the Company for distribution to the Vodafone ADS Holders or any inaccuracy of any translation thereof;

•                  any investment risk associated with acquiring an interest in, or the validity of worth of, the Vodafone Ordinary Shares (or any other securities, property or cash underlying Vodafone ADSs);

•                  any tax consequences that may result from the ownership of Vodafone ADSs, Vodafone Ordinary Shares or any other securities, property or cash underlying Vodafone ADSs;

•                  the credit-worthiness of any third party;

•                  allowing any rights to lapse in accordance with the terms of the Deposit Agreement;

•                  the failure or timeliness of any notice from the Company; or

•                  any action of or failure to act by, or any information provided or not provided by, the Depository Trust Company (“DTC”) or any DTC participant.

Debt Securities

Each series of notes listed on the NASDAQ Stock Market LLC and set forth on the cover page to Vodafone’s annual report on Form 20-F for the year ended March 31, 2020 has been issued by Vodafone Group Plc (collectively, the “Notes”). Each of these series of Notes were issued pursuant to an effective registration statement and a related prospectus and prospectus supplement (if applicable) setting forth the terms of the relevant series of notes.

The following table sets forth the aggregate principal amount outstanding, date of issuance and file number of the registration statements for each relevant series of Notes.

Series	Aggregate Principal Amount Outstanding	Date of Issuance	Registration Statement File No.
2.500% Notes due September 2022	1,000,000,000	September 26, 2012	333-168347
2.950% Notes due February 2023	1,600,000,000	February 19, 2013	333-168347
3.750% Notes due 16 January 2024	2,000,000,000	May 30, 2018	333-219583
US$1,000,000,000 Floating Rate Notes due 16 January 2024	1,000,000,000	May 30, 2018	333-219583
4.125% Notes due 30 May 2025	1,500,000,000	May 30, 2018	333-219583
4.375% Notes due 30 May 2028	3,000,000,000	May 30, 2018	333-219583
6.250% Notes due February 2032	495,000,000	November 30, 2002	333-10762
6.150% Notes due February 2037	500,000,000	February 27, 2007	333-144978

5.000% Notes due 30 May 2038	1,000,000,000	May 30, 2018	333-219583
4.375% Notes due February 2043	1,400,000,000	February 19, 2013	333-168347
5.250% Notes due 30 May 2048	3,000,000,000	May 30, 2018	333-219583
4.875% Notes due 19 June 2049	1,750,000,000	June 19, 2019	333-219583
4.250% Notes due 17 September 2050	1,500,000,000	September 17, 2019	333-219583
5.125% Notes due 19 June 2059	500,000,000	June 19, 2019	333-219583
Capital Securities due April 2079	2,000,000,000	April 4, 2019	333-219583

Descriptions of the Notes

The summary set out below of the general terms and provisions of the Notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the definitions and provisions of the Indenture (as defined below) and the form of the instrument representing each series of Notes. Certain terms, unless otherwise defined herein, have the meaning given to them in the Indenture. All references to the “Indenture” are to the indenture, dated as of February 10, 2000, between the Company and Citibank, N.A., as Trustee, including forms of debt securities. The Bank of New York Mellon became the successor trustee (the “Trustee”) to Citibank, N.A. pursuant to an Agreement of Resignation, Appointment and Acceptance, dated as of July 24, 2007, by and among the Company, The Bank of New York Mellon and Citibank, N.A.

2.500% Notes due September 2022

The following terms are applicable to the 2.500% Notes due September 2022:

•                  Title: 2.500% Notes due September 2022.

•                  Total principal amount outstanding: $1,000,000,000.

•                  Issue date: September 26, 2012.

•                  Maturity date: The Company will repay the 2.500% Notes due September 2022 on September 26, 2022 at 100% of their principal amount plus accrued and unpaid interest.

•                  Interest rate: 2.50% per annum.

•                  Interest payment dates: Semi-annually on March 26 and September 26 of each year, commencing March 26, 2013 up to and including the maturity date for the 2.500% Notes due September 2022, subject to the applicable business day convention.

•                  Optional make-whole redemption: The Company has the right to redeem the 2.500% Notes due September 2022, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such 2.500% Notes due September 2022 plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 2.500% Notes due September 2022 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 15 basis points.

2.950% Notes due February 2023

The following terms are applicable to the 2.950% Notes due February 2023:

•                  Title: 2.950% Notes due February 2023.

•                  Total principal amount outstanding: $1,600,000,000.

•                  Issue date: February 19, 2013.

•                  Maturity date: The Company will repay the 2.950% Notes due February 2023 on February 19, 2023 at 100% of their principal amount plus accrued and unpaid interest.

•                  Interest rate: 2.950% per annum.

•                  Interest payment dates: Semi-annually on February 19 and August 19 of each year, commencing August 19, 2013 up to and including the maturity date for the 2.950% Notes due February 2023, subject to the applicable business day convention.

•                  Optional make-whole redemption: The Company has the right to redeem the 2.950% Notes due February 2023, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such 2.950% Notes due February 2023 plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 2.950% Notes due February 2023 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 15 basis points.

3.750% Notes due January 2024

The following terms are applicable to the 3.750% Notes due January 2024:

•                  Title: 3.750% Notes due January 2024

•                  Total principal amount outstanding: $2,000,000,000.

•                  Issue date: May 30, 2018.

•                  Maturity date: The Company will repay the 3.750% Notes due January 2024 on January 16, 2024 at 100% of their principal amount, plus accrued and unpaid interest.

•                  Interest rate: 3.750% per annum.

•                  Interest payment dates: Semi-annually on January 16 and July 16 of each year, commencing January 16, 2019 (long first coupon) up to and including the maturity date for the 3.750% Notes due January 2024, subject to the applicable business day convention.

•                  Optional make-whole redemption: The Company has the right to redeem the 3.750% Notes due January 2024, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such 3.750% Notes due January 2024plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such 3.750% Notes due January 2024 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 20 basis points.

•                  Redemption or Repurchase Following a Change of Control: If a Change of Control Put Event (as defined below) occurs, then the holder of a 3.750% Note due January 2024 will have the option to require the Company to redeem or, at the Company’s option, purchase (or procure the purchase of) such 3.750% Note due January 2024 at an optional redemption amount equal to 101% of the aggregate principal amount of the 3.750% Note due January 2024, plus accrued and unpaid interest on such 3.750% Note due January 2024to the date of redemption, according to the terms and limitations described in the prospectus.

A “Change of Control Put Event” will be deemed to occur if:

(i)  any person or any persons acting in concert (as defined in the United Kingdom’s City Code on Takeovers and Mergers), other than a holding company (as defined in Section 1159 of the Companies Act 2006 as amended) whose shareholders are or are to be substantially similar to the pre-existing Vodafone Shareholders, shall become interested (within the meaning of Part 22 of the Companies Act 2006 as amended) in (A) more than 50% of the issued or allotted ordinary share capital of the Company or (B) shares in the capital of the Company carrying more than 50% of the voting rights normally exercisable at a general meeting of the Company (each such event, a “Change of Control”); provided that, no Change of Control shall be deemed to occur if the event which would otherwise have constituted a Change of Control occurs or is carried out by an extraordinary resolution; and

(ii)  the long-term debt of the Company has been assigned:

(A) an investment grade credit rating (Baa3/BBB—, or their respective equivalents, or better) (an “Investment Grade Rating”), by any Rating Agency (as defined below) at the invitation of the Company; or

(B) where there is no rating from any Rating Agency assigned at the invitation of the Company, an Investment Grade Rating by any Rating Agency of its own volition,

and;

(x)  such rating is, within the Change of Control Period (as defined below), either downgraded to a non-investment grade credit rating (Ba1/BB+, or their respective equivalents, or worse) (a “Non-Investment Grade Rating”) or withdrawn and is not, within the Change of Control Period, subsequently (in the case of a downgrade) upgraded or (in the case of a withdrawal) reinstated to an Investment Grade Rating by such Rating Agency;

(y)  and there remains no other Investment Grade Rating of the long-term debt of the Company from any other Rating Agency; and

(iii) in making any decision to downgrade or withdraw an Investment Grade Rating pursuant to paragraph (ii) above, the relevant Rating Agency announces publicly or confirms in writing to the Company that such decision(s) resulted, in whole or in part, from the occurrence of the relevant Change of Control.

Further, if at the time of the occurrence of the relevant Change of Control the long-term debt of the Company is not assigned an Investment Grade Rating by any Rating Agency, a Change of Control Put Event will be deemed to occur upon the occurrence of a Change of Control alone.

Promptly upon the Company becoming aware that a Change of Control Put Event has occurred the Company shall, and the Trustee if so requested by the holders of at least one-quarter in nominal amount of the 3.750% Notes due January 2024 then outstanding or if so directed by an extraordinary resolution of the holders of 3.750% Notes due January 2024, shall (subject in each case to the Trustee being indemnified and/or secured to its satisfaction) give notice (a “Change of Control Put Event Notice”) to the holders of 3.750% Notes due January 2024 specifying the nature of the Change of Control Put Event and the procedure for exercising the Change of Control Put Option.

To exercise the Change of Control Put Option, the holder of a 3.750% Note due January 2024 must (in the case of bearer debt securities) deposit such 3.750% Note due January 2024 with any Paying Agent or (in the case of registered 3.750% Notes due January 2024) deposit the certificate representing such 3.750% Note due January 2024 with the security registrar at its specified office, in each case at any time during normal business hours of such Paying Agent or security registrar (all as defined in the 3.750% Note due January 2024), as the case may be, falling within the period (the “Put Period”) of 30 days after a Change of Control Put Event Notice is given, accompanied by a duly signed and completed notice of exercise in the form (for the time being current) obtainable from the specified office of any Paying Agent or security registrar, as the case may be (a “Change of Control Put Notice”). No 3.750% Note due January 2024 or certificate so deposited and option so exercised may be withdrawn (except as provided in the Agency Agreement) without the prior consent of the Company. The Company shall redeem or purchase (or procure the purchase of) the relevant 3.750% Notes due January 2024 on the Put Date unless previously redeemed (or purchased) and cancelled.

If 80% or more in nominal amount of the 3.750% Notes due January 2024 then outstanding have been redeemed or purchased, the Company may, on giving not less than 30 nor more than 60 days’ notice to the holders of 3.750% Notes due January 2024 (such notice being given within 30 days after the Put Date), redeem or purchase (or procure the purchase of), at its option, all of the remaining outstanding 3.750% Notes due January 2024 at the optional redemption amount, together with interest (if any) accrued to (but excluding) the date fixed for such redemption or purchase.

If the rating designations employed by either Moody’s or S&P are changed from those which are described in paragraph (ii) of the definition of “Change of Control Put Event” above, or if a rating is procured from a Substitute Rating Agency (as defined below), the Company shall determine the rating designations of Moody’s or S&P or such Substitute Rating Agency (as appropriate) as are most equivalent to the prior rating designations of Moody’s or S&P and this section shall be construed accordingly.

The Trustee is under no obligation to ascertain whether a Change of Control Put Event or Change of Control or any event which could lead to the occurrence of or could constitute a Change of Control Put Event or Change of Control has occurred, and, until it shall have actual knowledge or notice pursuant to the trust deed to the contrary, the Trustee may assume that no Change of Control Put Event or Change of Control or other such event has occurred.

“Change of Control Period” means the period commencing upon a Change of Control and ending 90 days after the Change of Control (or such longer period for which the 3.750% Notes due January 2024 are under consideration (such consideration having been announced publicly within the period ending 90 days after the Change of Control) for rating review, such period not to exceed 60 days after the public announcement of such consideration); and

“Rating Agency” means Moody’s Investors Service España S.A. (“Moody’s”) or Standard & Poor’s Credit Market Services Europe Limited (“S&P”) or any of their respective affiliates or successors or any rating agency (a “Substitute Rating Agency”) substituted for any of them by the Company from time to time.

Floating Rate Notes due January 2024

The following terms are applicable to the Floating Rate Notes due January 2024:

•                  Title: Floating Rate Notes due January 2024.

•                  Total principal amount outstanding: $1,000,000,000.

•                  Issue date: May 30, 2018.

•                  Maturity date: The Company will repay the Floating Rate Notes due January 2024 on January 16, 2024 at 100% of their principal amount, plus accrued and unpaid interest.

•                  Interest rate: The interest rate for the period from May 30, 2018 to, but excluding, the first interest reset date will be the initial base rate, as adjusted by adding the spread. Thereafter, the interest rate will be the base rate, as adjusted by adding the spread. The interest rate will be reset quarterly on each interest reset date.

•                  Initial Base Rate: Three-month U.S. dollar LIBOR, as determined on May 30, 2018.

•                  Base Rate: Three-month U.S. dollar LIBOR.

•                  Three-Month U.S. Dollar LIBOR: “Three-month U.S. dollar LIBOR” means the London interbank offered rate for deposits in U.S. dollars for a three-month period, as that rate appears on Reuters screen page “LIBOR01” at approximately 11:00 a.m., London time, on any interest determination date.

If no offered rate appears on Reuters screen page “LIBOR01” on the relevant interest determination date at approximately 11:00 a.m., London time, then the Company will select and identify to the calculation agent four major banks in the London interbank market, and the calculation agent will request the principal London offices of each of such banks to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time for the applicable interest period. If at least two quotations are provided, three-month U.S. dollar LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of1%) of the quotations provided. If less than two quotes are provided, the Company will select and identify to the calculation agent three major banks in New York City, and the calculation agent will request each of such banks to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks for a three month period for the applicable interest period in an amount of at least $1,000,000. If three quotations are provided, three-month U.S. dollar LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of interest for the next succeeding interest period will be equal to the rate of interest last determined in relation to the notes in respect of the preceding interest period, or, in the case of the first interest determination date prior to the first interest reset date, the initial base rate.

Notwithstanding the foregoing, if the Company determines on or prior to the relevant interest determination date, after consultation with an investment bank of national standing selected by us in its sole discretion, that three-month U.S. dollar LIBOR has been discontinued or ceased to be administered, then the Company will appoint in its sole discretion an investment bank of national standing to determine whether there is a substitute or successor base rate to three-month U.S. dollar LIBOR that is consistent with accepted market practice. If such investment bank of national standing determines that there is such a substitute or successor base rate, the calculation agent shall use such substitute or successor base rate. In such case, the calculation agent will implement changes to the business day convention, the definition of business day, the interest determination date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant business day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate, all as determined and directed by such investment bank of national standing; provided, however, that the calculation agent shall not be required to implement any such changes that affects its own rights, duties or immunities under the indenture, the calculation agent agreement or otherwise. If such investment bank of national standing determines that there is no such substitute or successor base rate as so provided above, the rate of interest for the next succeeding interest period will be equal to the rate of interest last determined in relation to the notes in respect of the preceding interest period.

•                  Spread: Plus 0.990%

•                  Interest payment dates: Quarterly on January 16, April 16, July 16 and October 16 of each year, commencing July 16, 2018, up to and including the maturity date for the Tranche 6 Notes, subject to the applicable business day convention.

•                  Interest Reset Dates: Starting with the interest period scheduled to commence on July 16, 2018, the interest reset date for each interest period will be the first day of such interest period, subject to the applicable business day convention.

•                  Interest Determination Date: The interest determination date relating to a particular interest reset date will be the second London business day preceding such interest reset date.

•                  Calculation Agent: The Bank of New York Mellon, London Branch, or its successor appointed by us.

•                  Redemption or Repurchase Following a Change of Control: If a Change of Control Put Event occurs, then the holder of a Floating Rate Note due January 2024 will have the option to require the Company to redeem or, at the Company’s option, purchase (or procure the purchase of) such Floating Rate Note due January 2024 at an optional redemption amount equal to 101% of the aggregate principal amount of such Floating Rate Note due January 2024, plus accrued and unpaid interest on such Floating Rate Note due January 2024 to the date of redemption, according to the terms and limitations described above under “—3.750% Notes due January 2024—Redemption or Repurchase Following a Change of Control” as applied to the Floating Rate Notes due January 2024.

4.125% Notes due May 2025

The following terms are applicable to the 4.125% Notes due May 2025.

•                  Title: 4.125% Notes due May 2025.

•                  Total principal amount outstanding: $1,500,000,000.

•                  Issue date: May 30, 2018.

•                  Maturity date: The Company will repay the 4.125% Notes due May 2025 on May 30, 2025 at 100% of their principal amount, plus accrued and unpaid interest.

•                  Interest rate: 4.125% per annum.

•                  Interest payment dates: Semi-annually on May 30 and November 30 of each year, commencing November 30, 2018 up to and including the maturity date for the 4.125% Notes due May 2025, subject to the applicable business day convention.

•                  Business day convention: Following, Unadjusted.

•                  Day count fraction: 30/360

•                  Optional make-whole redemption: The Company has the right to redeem the 4.125% Notes due May 2025, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such 4.125% Notes due May 2025 plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such 4.125% Notes due May 2025 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 20 basis points.

•                  Redemption or Repurchase Following a Change of Control: If a Change of Control Put Event occurs, then the holder of a 4.125% Note due May 2025 will have the option to require the Company to redeem or, at the Company’s option, purchase (or procure the purchase of) such 4.125% Note due May 2025 at an optional redemption amount equal to 101% of the aggregate principal amount of such 4.125% Note due 2025, plus accrued and unpaid interest on such 4.125% Note due May 2025 to the date of redemption, according to the terms and limitations described above under “—3.750% Notes due January 2024—Redemption or Repurchase Following a Change of Control” as applied to the 4.125% Notes due May 2025.

4.375% Notes due May 2028

The following terms are applicable to the 4.375% Notes due May 2028.

•                  Title: 4.375% Notes due May 2028.

•                  Total principal amount outstanding: $3,000,000,000.

•                  Issue date: May 30, 2018.

•                  Maturity date: The Company will repay the 4.375% Notes due May 2028 on May 30, 2028 at 100% of their principal amount, plus accrued and unpaid interest.

•                  Interest rate: 4.375% per annum.

•                  Interest payment dates: Semi-annually on May 30 and November 30 of each year, commencing November 30, 2018 up to and including the maturity date for the 4.375% Notes due May 2028, subject to the applicable business day convention.

•                  Business day convention: Following, Unadjusted.

•                  Day count fraction: 30/360

•                  Optional make-whole redemption: The Company has the right to redeem the 4.375% Notes due May 2028, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such 4.375% Notes due May 2028 plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such 4.375% Notes due May 2028 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 25 basis points.

•                  Redemption or Repurchase Following a Change of Control: If a Change of Control Put Event occurs, then the holder of a 4.375% Note due May 2028 will have the option to require the Company to redeem or, at the Company’s option, purchase (or procure the purchase of) such Note at an optional redemption amount equal to 101% of the aggregate principal amount of such 4.375% Note due May 2028, plus accrued and unpaid interest on such Note to the date of redemption, according to the terms and limitations described above under “—3.750% Notes due January 2024—Redemption or Repurchase Following a Change of Control” as applied to the 4.375% Note due May 2028.

6.250% Notes due February 2032

The following terms are applicable to the 6.250% Notes due February 2032.

•                  Title: 6.250% Notes due February 2032.

•                  Total principal amount outstanding: $495,000,000.

•                  Notes: $495,000,000 principal amount of 6.25% Notes due 2032.

•                  Issue Date: November 30, 2002.

•                  Maturity: The Company will repay the 6.250% Notes due 2032at 100% of their principal amount plus accrued interest on November 30, 2032.

•                  Interest payment dates: Semi-annually on May 30 and November 30.

•                  First interest payment date: May 30, 2003.

•                  Optional make-whole redemption: The Company has the right to redeem the 6.250% Notes due 2032, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the 6.250% Notes due February 2032plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 6.250% Notes due 2032 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 20 basis points, plus accrued interest to the date of redemption.

6.150% Notes due February 2037

The following terms are applicable to the 6.150% Notes due February 2037.

•                  Title: 6.150% Notes due February 2037.

•                  Total principal amount outstanding: $500,000,000.

•                  Issue date: February 27, 2007.

•                  Maturity date: The Company will repay the 6.150% Notes due February 2037 on February 27, 2037 at 100% of their principal amount plus accrued interest.

•                  Interest rate: 6.150% per annum.

•                  Interest payment dates: Semi-annually on February 27 and August 27 of each year, commencing August 27, 2007, up to and including the maturity date for the 6.150% Notes due February 2037, subject to the applicable business day convention.

•                  Business day convention: Following.

•                  Day count fraction: 30/360

•                  Optional make-whole redemption: The Company has the right to redeem the 6.150% Notes due February 2037, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such 6.150% Notes due February 2037 plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such 6.150% Notes due February 2037 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-daymonths) at the adjusted treasury rate, plus 25 basis points, together with accrued interest to the date of redemption.

5.000% Notes due May 2038

The following terms are applicable to the 5.000% Notes due May 2038.

•                  Title: 5.000% Notes due May 2038.

•                  Total principal amount outstanding: $1,000,000,000.

•                  Issue date: May 30, 2018.

•                  Maturity date: The Company will repay the 5.000% Notes due May 2038 on May 30, 2038 at 100% of their principal amount, plus accrued and unpaid interest.

•                  Interest rate: 5.000% per annum.

•                  Interest payment dates: Semi-annually on May 30 and November 30 of each year, commencing November 30, 2018 up to and including the maturity date for the 5.000% Notes due May 2038, subject to the applicable business day convention.

•                  Business day convention: Following, Unadjusted.

•                  Day count fraction: 30/360

•                  Optional make-whole redemption: The Company has the right to redeem the 5.000% Notes due May 2038, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such 5.000% Notes due May 2038plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such 5.000% Notes due May 2038 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 30 basis points.

•                  Redemption or Repurchase Following a Change of Control: If a Change of Control Put Event occurs, then the holder of a 5.000% Note due May 2038 will have the option to require the Company to redeem or, at the Company’s option, purchase (or procure the purchase of) such 5.000% Note due May 2038 at an optional redemption amount equal to 101% of the aggregate principal amount of such 5.000% Note due May 2038, plus accrued and unpaid interest on such 5.000% Note due May 2038 to the date of redemption, according to the terms and limitations described above under “—3.750% Notes due January 2024—Redemption or Repurchase Following a Change of Control” as applied to the 5.000% Note due May 2038 series of Notes.

4.375% Notes due February 2043

The following terms are applicable to the 4.375% Notes due February 2043.

•                  Title: 4.375% Notes due February 2043.

•                  Total principal amount outstanding: $1,400,000,000.

•                  Issue date: February 19, 2013.

•                  Maturity date: The Company will repay the 4.375% Notes due February 2043 on February 19, 2043 at 100% of their principal amount plus accrued and unpaid interest.

•                  Interest rate: 4.375% annum.

•                  Interest payment dates: Semi-annually on February 19 and August 19 of each year, commencing August 19, 2013 up to and including the maturity date for the 4.375% Notes due February 2043, subject to the applicable business day convention.

•                  Business day convention: Following, Unadjusted.

•                  Optional make-whole redemption: The Company has the right to redeem the 4.375% Notes due February 2043, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such 4.375% Notes due February 2043 plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such 4.375% Notes due February 2043 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 20 basis points.

5.250% Notes due May 2048

The following terms are applicable to the 5.250% Notes due May 2048.

•                  Title: 5.250% Notes due May 2048.

•                  Total principal amount outstanding: $3,000,000,000.

•                  Issue date: May 30, 2018.

•                  Maturity date: The Company will repay the 5.250% Notes due May 2048 on May 30, 2048 at 100% of their principal amount, plus accrued and unpaid interest.

•                  Interest rate: 5.250% per annum.

•                  Interest payment dates: Semi-annually on May 30 and November 30 of each year, commencing November 30, 2018 up to and including the maturity date for the 5.250% Notes due May 2048, subject to the applicable business day convention.

•                  Business day convention: Following, Unadjusted.

•                  Day count fraction: 30/360

•                  Optional make-whole redemption: The Company has the right to redeem the 5.250% Notes due May 2048, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such 5.250% Notes due May 2048 plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such 5.250% Notes due May 2048 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 35 basis points.

•                  Redemption or Repurchase Following a Change of Control: If a Change of Control Put Event occurs, then the holder of a 5.250% Note due May 2048 will have the option to require the Company to redeem or, at the Company’s option, purchase (or procure the purchase of) such 5.250% Note due May 2048 at an optional redemption amount equal to 101% of the aggregate principal amount of such Note, plus accrued and unpaid interest on such Note to the date of redemption, according to the terms and limitations described above under “—3.750% Notes due January 2024—Redemption or Repurchase Following a Change of Control” as applied to the 5.250% Notes due May 2048.

4.875% Notes due June 2049

The following terms are applicable to the 4.875% Notes due June 2049.

•                  Title: 4.875% Notes due June 2049.

•                  Total principal amount outstanding: $1,750,000,000.

•                  Issue date: June 19, 2019.

•                  Maturity date: The Company will repay the 4.875% Notes due June 2049 on June 19, 2049 at 100% of their principal amount, plus accrued and unpaid interest.

•                  Interest rate: 4.875% per annum.

•                  Interest payment dates: Semi-annually on June 19 and December 19 of each year, commencing December 19, 2019 up to and including the maturity date for the 4.875% Notes due June 2049, subject to the applicable business day convention.

•                  Business day convention: Following, Unadjusted.

•                  Day count fraction: 30/360

•                  Optional make-whole redemption: The Company has the right to redeem the 4.875% Notes due June 2049, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such 4.875% Notes due June 2049 plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such 4.875% Notes due June 2049 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 40 basis points.

4.250% Notes due 17 September 2050

The following terms are applicable to the 4.250% Notes due 17 September 2050.

•                  Title: 4.250% Notes due 17 September 2050.

•                  Total principal amount outstanding: $1,500,000,000.

•                  Issue Date: September 17, 2019.

•                  Maturity Date: The Company will repay the 4.250% Notes due 17 September 2050 on September 17, 2050 at 100% of their principal amount, plus accrued and unpaid interest.

•                  Interest Rate: 4.25% per annum.

•                  Interest Payment Dates: Semi-annually on March 17 and September 17 of each year, commencing March 17, 2020 up to and including the maturity date for the 4.250% Notes due 17 September 2050, subject to the applicable business day convention.

•                  Optional Make-Whole Redemption: The Company has the right to redeem the 4.250% Notes due 17 September 2050, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such 4.250% Notes due 17 September 2050, plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such 4.250% Notes due 17 September 2050 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 35 basis points.

•                  Redemption or Repurchase Following a Change of Control: If a Change of Control Put Event occurs, then the holder of a 4.250% Note due 17 September 2050 will have the option to require the Company to redeem or, at the Company’s option, purchase (or procure the purchase of) such 4.250% Note due 17 September 2050 at an optional redemption amount equal to 101% of the aggregate principal amount of such 4.250% Note due 17 September 2050, plus accrued and unpaid interest on such 4.250% Note due 17 September 2050to the date of redemption, according to the terms and limitations described above under “—3.750% Notes due January 2024—Redemption or Repurchase Following a Change of Control” as applied to the 4.250% Notes due 17 September 2050.

5.125% Notes due June 2059

The following terms are applicable to the 5.125% Notes due June 2059.

•                  Title: 5.125% Notes due June 2059.

•                  Total principal amount outstanding: $500,000,000.

•                  Issue date: June 19, 2019.

•                  Maturity date: The Company will repay the 5.125% Notes due June 2059 on June 19, 2059 at 100% of their principal amount, plus accrued and unpaid interest.

•                  Interest rate: 5.125% per annum.

•                  Interest payment dates: Semi-annually on June 19 and December 19 of each year, commencing December 19, 2019 up to and including the maturity date for the 5.125% Notes due June 2059, subject to the applicable business day convention.

•                  Optional make-whole redemption: The Company has the right to redeem the 5.125% Notes due June 2059, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such 5.125% Notes due June 2059 plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such 5.125% Notes due June 2059 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 40 basis points.

•                  Redemption or Repurchase Following a Change of Control: If a Change of Control Put Event occurs, then the holder of a 5.125% Note due June 2059 will have the option to require the Company to redeem or, at the Company’s option, purchase (or procure the purchase of) such 5.125% Note due June 2059at an optional redemption amount equal to 101% of the aggregate principal amount of such 5.125% Note due June 2059, plus accrued and unpaid interest on such 5.125% Note due June 2059to the date of redemption, according to the terms and limitations described above under “—3.750% Notes due January 2024—Redemption or Repurchase Following a Change of Control” as applied to the 5.125% Notes due June 2059.

Capital Securities due April 2079

The following terms are applicable to the Capital Securities due April 2079. Within this section, capitalized terms that are not otherwise defined have the meaning given to them in the prospectus supplement dated March 28, 2019 (the “Prospectus Supplement”), to the base prospectus dated July 31, 2017 (File No. 333-219583), filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) on April 1, 2019, which prospectus supplement is incorporated by reference herein.

•                  Title: Capital Securities due April 2079.

•                  Total principal amount outstanding: $2,000,000,000.

•                  Issue date: April 4, 2019.

•                  Maturity date: Unless previously redeemed, purchased, cancelled or substituted, the Capital Securities due April 2079 will mature on April 4, 2079, and holders will be entitled to receive 100% of the principal amount of the Capital Securities due April 2079, together with any accrued and unpaid interest and any outstanding arrears of interest.

•                  Interest: The Capital Securities due April 2079 bear interest on their principal amount from (and including) the issue date to (but excluding) April 4, 2029 (the “First Reset Date”) at a rate of 7.000% per annum, payable semi-annually in arrears on April 4 and October 4 in each year, commencing on October 4, 2019. Thereafter, unless previously redeemed, the Capital Securities due April 2079 will bear interest from (and including) the First Reset Date to (but excluding) April 4, 2049 at a rate per annum which shall be 4.873% above the 5 year Swap Rate (as defined below) for the relevant reset period, payable semi-annually in arrears on April 4 and October 4 in each year. From (and including) April 4, 2049 up to (but excluding) April 4, 2079 (the “Maturity Date”), unless previously redeemed, the Capital Securities due April 2079 will bear interest at a rate per annum which shall be 5.623% above the 5 year Swap Rate for the relevant Reset Period payable semi-annually in arrears on April 4 and October 4 in each year. See “Description of Securities—Interest Payments” in the Prospectus Supplement.

•                  Optional interest deferral: The Company may, at its discretion, elect to defer all or part of any Interest Payment (a “Deferred Interest Payment”) which is otherwise scheduled to be paid on an Interest Payment Date by giving a Deferral Notice of such election to the holders Capital Securities due April 2079, the Trustee and the Principal Paying Agent. Other than in connection with a Mandatory Settlement, if the Company elects not to make all or part of any Interest Payment on an Interest Payment Date, then the Company will not have any obligation to pay such interest on the relevant Interest Payment Date and any such non-payment of interest will not constitute an Event of Default of the Issuer or any other breach of its obligations under the Capital Securities due April 2079 or for any other purpose.

•                  Further Issuances: The Company may, at its option, at any time and without the consent of the then existing noteholders issue additional Notes in one or more transactions (other than the issuance date and, possibly, the first interest payment date) identical to the Capital Securities due April 2079. These additional Notes will be deemed to be part of the same series as the Capital Securities due April 2079 and will provide the holders of these additional Notes the right to vote together with holders of the Capital Securities due April 2079.

•                  Arrears of Interest in respect of the Capital Securities due April 2079 may be satisfied at the option of the Company in whole or in part at any time (the “Optional Deferred Interest Settlement Date”) following delivery of a notice to such effect given by the Company to the holders of the Capital Securities due April 2079, the Trustee and the Principal Paying Agent informing them of its election to so satisfy such Arrears of Interest (or part thereof) and specifying the Optional Deferred Interest Settlement Date.

•                  Any Deferred Interest Payment (or part thereof) shall itself bear interest (such further interest together with the Deferred Interest Payment, being “Arrears of Interest”), at the Interest Rate prevailing from time to time, from (and including) the date on which (but for such deferral) the Deferred Interest Payment would otherwise have been due to be made to (but excluding) the Optional Deferred Interest Settlement Date or, as appropriate, such other date on which such Deferred Interest Payment is paid in connection with a Mandatory Settlement, in each case such further interest being compounded on each Interest Payment Date. Non-payment of Arrears of Interest shall not constitute a default by the Company under the Capital Securities due April 2079 or for any other purpose, unless such payment is required in connection with a Mandatory Settlement.

•                  Mandatory Settlement: Notwithstanding the above and the provisions of “Optional Interest Deferral” in the Prospectus Supplement, the Company will pay any outstanding Arrears of Interest, in whole but not in part, on the first occurring Mandatory Settlement Date following the Interest Payment Date on which a Deferred Interest Payment first arose. A “Mandatory Settlement Date” as defined in the terms of the Capital Securities due April 2079 encompasses (i) dividends, other distributions or payments in respect of Parity Obligations and other events that constitute “Compulsory Arrears of Interest Settlement Events,” (ii) payments of interest on the Capital Securities due April 2079 on a scheduled Interest Payment Date following the Interest Payment Date on which a Deferred Interest Payment first arose and (iii) the date of which the Capital Securities due April 2079 are redeemed or repaid in accordance with the conditions set forth under “Description of Securities—Subordination”, “Description of Securities—Redemption” or “Description of Securities—Event of Default” in the Prospectus Supplement.

•                  Optional Redemption: The Company may redeem all, but not less than all, of the Capital Securities due April 2079 on any date in the period commencing on any date from (and including) the First Call Date to (and including) the First Reset Date or on any Interest Payment Date thereafter at their principal amount, together with any accrued and unpaid interest up to (but excluding) the redemption date and any outstanding Arrears of Interest in respect of the Capital Securities due April 2079.

•                  Special Event Redemption: If a Capital Event, Tax Event, Accounting Event or Withholding Tax Event (any such, a “Special Event”) has occurred and is continuing, then the Company may redeem at any time all, but not less than all, of the Capital Securities due April 2079 at:

•                  in the case of a Capital Event, Tax Event or Accounting Event where the relevant date fixed for redemption falls prior to the First Call Date, 101% of their principal amount;

•                  in the case of a Capital Event, Tax Event or Accounting Event where the relevant date fixed for redemption falls on or after the First Call Date, 100% of their principal amount; or

•                  in the case of a Withholding Tax Event where any such redemption occurs at any time, 100% of their principal amount,

in each case together with any accrued and unpaid interest up to (but excluding) the redemption date and any outstanding Arrears of Interest in respect of the Capital Securities due April 2079.

•                  Change of Control: If a Change of Control Event has occurred and is continuing, the Company may elect to redeem all, but not less than all, of the Capital Securities due April 2079 at any time at 101% of the principal amount of the Capital Securities due April 2079, together with any accrued and unpaid interest up to (but excluding) the redemption date and any outstanding Arrears of Interest in respect of the Capital Securities due April 2079.

•                  If the Company does not elect to redeem the Capital Securities due April 2079 following the occurrence of a Change of Control Event, the then prevailing Interest Rate, and each subsequent Interest Rate, on the Capital Securities due April 2079 shall be increased by 5% per annum with effect from(and including) the date on which the Change of Control Event occurred.

•                  Substitution or variation instead of special event redemption: If an Accounting Event, a Capital Event, a Tax Event or a Withholding Tax Event has occurred and is continuing, without the consent of the holders of Capital Securities due April 2079, the Company may either, as an alternative to redemption, at any time, (i) substitute all, but not less than all, of the Capital Securities due April 2079 for, or (ii) vary the terms of the Capital Securities due April 2079 with the effect that they remain or become, as the case may be, Qualifying Securities, in each case in accordance with certain conditions and subject, inter alia, to the receipt by the Trustee of the Officer’s Certificate and an Opinion of Counsel, each as defined in the Indenture.

Other Terms Applicable to All Notes

The following terms are applicable to all Notes.

•                  Guarantee: None.

•                  Denomination: The Notes are issued, unless otherwise indicated in the applicable prospectus supplement, in denominations that are even multiples of $1,000.

•                  Regular record dates for interest: With respect to each interest payment date, the regular record date for interest on Notes in registered form is the close of business on the Clearing System Business Day prior to the date for payment, where “Clearing System Business Day” means Monday to Friday, inclusive, except December 25 and January 1. The regular record date for interest on Notes that are represented by physical certificates is the date that is 15 calendar days prior to such date, whether or not such date is a business day.

•                  Payment of additional amounts: The Company intends to make all payments on the Notes without deducting United Kingdom (“U.K.”) withholding taxes. If any deduction is required on payments to non-U.K. investors, the Company will pay additional amounts on those payments.

•                  Optional Tax Redemption: The Company may redeem the Notes before they mature if the Company is obligated to pay additional amounts due to changes on or after the date of the final term sheet in U.K. withholding tax requirements, a merger or consolidation with another entity or a sale or lease of substantially all its assets and other limited circumstances. In that event, the Company may redeem the Notes in whole but not in part on any interest payment date, at a price equal to 100% of their principal amount plus accrued interest to the date fixed for redemption.

•                  Ranking: The Notes rank equally with all present and future unsecured and unsubordinated indebtedness of the Company. Because the Company is a holding company, the Notes effectively rank junior to any indebtedness or other liabilities of its subsidiaries.

•                  Business Days: For Notes which are fixed rate notes, New York; for Notes which are floating rate notes, London and New York.

•                  Business Day Convention:

•                  For Notes which are fixed rate notes: Following, Unadjusted.

•                  For Notes which are floating rate notes: Modified, Following.

•                  Day Count Fraction:

•                  For Notes which are fixed rate notes: 30/360.

•                  For Notes which are floating rate notes: Actual/360 (ISDA).

•                  Trading through DTC (as defined below), Clearstream, Luxembourg and Euroclear: The Company understands that secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

The Company understands that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

•                  Name of depositary: The Depositary Trust Company, commonly referred to as “DTC”.

•                  Sinking fund: There is no sinking fund.

•                  Trustee, Calculation Agent and Principal Paying Agent: The Bank of New York Mellon.

•                  Governing law and jurisdiction: New York law governs the Indenture and the Notes, except for certain events of default described in the Indenture, which are governed by English law.

•                  Adjusted treasury rate: “Adjusted treasury rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

•                  “Comparable treasury issue” means the U.S. Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of such Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such Notes.

•                  “Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date.

•                  “Quotation agent” means the reference treasury dealer appointed by the Trustee after consultation with the Company.

•                  “Reference treasury dealer” means any primary U.S. government securities dealer in New York City selected by the Trustee after consultation with the Company.

•                  “Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the comparable treasury issue (expressed as a percentage of its principal amount) quoted in writing to the Trustee by such reference treasury dealer at 5:00 p.m. Eastern Standard Time on the third business day preceding such redemption date.

Description of Debt Securities

The following terms are applicable to all of the Notes. In the following description “you” means direct holders of the Notes (and not street name or other indirect holders of securities).

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, any debt securities, including the Notes, are governed by an indenture. The Indenture is a contract entered into between the Company and The Bank of New York Mellon, which acts as trustee. The Trustee has two main roles:

•                  First, the Trustee can enforce your rights against the Company if it defaults, although there are some limitations on the extent to which the Trustee acts on your behalf that are described under “—Default and Related Matters—Events of Default—Remedies If an Event of Default Occurs”; and

•                  Second, the Trustee performs administrative duties for the Company, such as sending interest payments and notices to you and transferring your Notes to a new buyer if you sell.

The Indenture and its associated documents contain the full legal text of the matters described in this section. New York law governs the Indenture and the Notes, except for certain events of default described in the Indenture, which are governed by English law. The Company has filed a copy of the Indenture with the SEC as an exhibit to its registration statement.

Section references below refer to sections of the Indenture.

Overview of Remainder of This Description

The remainder of this description summarizes:

•                  Additional mechanics relevant to the Notes under normal circumstances, such as how you transfer ownership and where the Company makes payments.

•                  Your rights under several special situations, such as if the Company merges with another company or if the Company wants to change a term of the Notes.

•                  Your rights to receive payment of additional amounts due to changes in U.K. tax withholding or deduction requirements.

•                  Your rights if the Company defaults or experiences other financial difficulties.

•                  The Company’s relationship with the Trustee.

Additional Mechanics Exchange and Transfer

You may have your Notes broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange. (Section 305)

In the case of registered Notes, you may exchange or transfer your registered Notes at the office of the Trustee. The Trustee acts as its agent for registering Notes in the names of holders and transferring registered Notes. The Company may change this appointment to another entity or perform the service itself. The entity performing the role of maintaining the list of registered holders is called the “security registrar”. It will also register transfers of the registered Notes. However, you may not exchange registered Notes for bearer Notes. (Section 305)

You will not be required to pay a service charge to exchange or transfer Notes, but you may be required to pay any tax or other governmental charge associated with the exchange or transfer. The exchange or transfer of a registered Note will only be made if the security registrar is satisfied with your proof of ownership.

If the Company designates additional transfer agents, they will be named in the applicable prospectus supplement. The Company may cancel the designation of any particular transfer agent. The Company may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the Notes are redeemable and the Company redeems less than all of the Notes of a particular series, the Company may block the exchange or transfer of the Notes in order to freeze the list of holders to prepare the mailing during the period beginning 15 days before the day the Company mail the notice of redemption and ending on the day of that mailing. The Company may also refuse to register exchanges or transfers of the Notes selected for redemption. However, the Company will continue to permit exchanges and transfers of the unredeemed portion of any Note being partially redeemed. (Section 305)

Payment and Paying Agents

If your Notes are in registered form, the Company will pay interest to you if you are a direct holder listed in the Trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually the Clearing System Business Day immediately prior to the interest due date, is called the “regular record date” and will be stated in the prospectus supplement. (Section 307)

The Company will pay interest, principal and any other money due on the registered Notes at the corporate trust office of the Trustee in New York City. That office is currently located at 101 Barclay Street, 7E, New York, NY 10286.

Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling the Notes must work out between them how to compensate for the fact that the Company will pay all the interest for an interest period to, in the case of registered Notes, the one who is the registered holder on the regular record date or, in the case of bearer Notes, to the bearer. The most common manner is to adjust the sales price of the Notes to pro rate interest fairly between buyer and seller. This pro rated interest amount is called “accrued interest”. The paying agent for a particular series will be set forth in the prospectus supplement establishing that series.

Notices

The Company and the Trustee will send notices only to direct holders, using their addresses as listed in the Trustee’s records. (Sections 101 and 106)

Regardless of who acts as paying agent, all money that the Company pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us upon its request. After that two-year period, direct holders may look only to us for payment and not to the Trustee, any other paying agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

The Company is generally permitted to consolidate or merge with another entity. The Company is also permitted to sell or lease substantially all of its assets to another entity or to buy or lease substantially all of the assets of another entity. No vote by holders of the Notes approving any of these actions is required, unless as part of the transaction the Company makes changes to the Indenture requiring your approval, as described later under “—Modification and Waiver”. The Company may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. The Company may take these actions even if they result in:

•                  a lower credit rating being assigned to the Notes; or

•                  additional amounts becoming payable in respect of withholding tax, and the Notes thus being subject to redemption at its option, as described below under “—Optional Tax Redemption”.

The Company has no obligation under the Indenture to seek to avoid these results, or any other legal or financial effects that are disadvantageous to you, in connection with a merger, consolidation or sale or lease of assets that is permitted under the Indenture. However, the Company may not take any of these actions unless all the following conditions are met:

•                  If the Company merges out of existence or sell or lease its assets, the other entity must assume its obligations on the Notes and under the Indenture, including the obligation to pay the additional amounts described under “—Payment of Additional Amounts”. This assumption may be by way of a full and unconditional guarantee in the case of a sale or lease of substantially all of its assets.

•                  If such other entity is organized under the laws of a country other than the United States or England and Wales, it must indemnify you against any governmental charge or other cost resulting from the transaction.

•                  The Company must not be in default on the Notes immediately prior to such action and such action must not cause a default. A default for this purpose would also include any event that would be an event of default if the requirements for notice of default or existence of defaults for a specified period of time were disregarded.

•                  If the Company sells or leases substantially all of its assets and the entity to which the Company sells or leases such assets guarantees its obligations, that entity must execute a supplement to the Indenture, known as a supplemental indenture. In the supplemental indenture, the entity must promise to be bound by every obligation in the Indenture. Furthermore, in this case, the Trustee must receive an opinion of counsel stating that the entity’s guarantees are valid, that certain registration requirements applicable to the guarantees have been fulfilled and that the supplemental indenture complies with the Trust Indenture Act of 1939. The entity that guarantees its obligations must also deliver certain certificates and other documents to the Trustee.

•                  The Company must deliver certain certificates and other documents to the Trustee.

•                  The Company must satisfy any other requirements specified in the prospectus supplement. (Section 801)

It is possible that the United States Internal Revenue Service may deem a merger or other similar transaction to cause for U.S. federal income tax purposes an exchange of debt securities for new securities by the holders of the Notes. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver

There are three types of changes the Company can make to the Indenture and the Notes.

Changes Requiring Approval of Each Holder. First, there are changes that cannot be made to the Notes without the approval of each holder. These are the following types of changes:

•                  change the stated maturity of the principal or interest on a Note;

•                  reduce any amounts due on a Note;

•                  change any obligation to pay the additional amounts described under “—Payment of Additional Amounts”;

•                  reduce the amount of principal payable upon acceleration of the maturity of a Note following a default;

•                  change the place or currency of payment on a Note;

•                  impair any of the conversion rights of the Notes;

•                  impair your right to sue for payment or conversion;

•                  reduce the percentage of holders of the Notes whose consent is needed to modify or amend the Indenture;

•                  reduce the percentage of holders of the Notes whose consent is needed to waive compliance with various provisions of the Indenture or to waive specified defaults; and

•                  modify any other aspect of the provisions dealing with modification and waiver of the Indenture. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the Indenture and the Notes is the kind that requires a vote of approval by the holders of the Notes which together represent a majority of the outstanding principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect holders of the Notes in any material respect. For example, this vote would be required for us to obtain a waiver of all or part of any covenants described in an applicable prospectus supplement or a waiver of a past default. However, the Company cannot obtain a waiver of a payment default or any other aspect of the Indenture or the Notes listed in the first category described above under “—Changes Requiring Approval of Each Holder” unless the Company obtains your individual consent to the waiver. (Section 513)

Changes Not Requiring Approval. The third type of change does not require any vote by holders of the Notes. This type is limited to clarifications, amendments, supplements and other changes that would not adversely affect holders of the Notes in any material respect. (Section 901)

Further Details Concerning Voting. When taking a vote, the Company will use the following rules to decide how much principal amount to attribute to a security:

•                  For original issue discount securities, the Company will use the principal amount that would be due and payable on the voting date if the maturity of the Notes were accelerated to that date because of a default.

•                  For Notes whose principal amount is not known (for example, because it is based on an index), the Company will use a special rule for that security described in the prospectus supplement for that Note.

•                  For Notes denominated in one or more foreign currencies, currency units or composite currencies, the Company will use the U.S. dollar equivalent as of the date on which such Notes were originally issued.

The Notes will not be considered outstanding, and therefore will not be eligible to vote, if the Company has deposited or set aside in trust for your money for their payment or redemption. The Notes will also not be eligible to vote if they have been fully defeased as described under “—Defeasance and Discharge”. (Section 101)

The Company will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding Notes that are entitled to vote or take other action under the Indenture. In limited circumstances, the Trustee will be entitled to set a record date for action by holders. If the Company or the Trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding Notes of that series on the record date and must be taken within 180 days following the record date or another period that the Company or, if it sets the record date, the Trustee may specify. The Company may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

Redemption and Repayment

Unless otherwise indicated in your prospectus supplement, your Note will not be entitled to the benefit of any sinking fund - that is, the Company will not deposit money on a regular basis into any separate custodial account to repay your Notes. In addition, the Company will not be entitled to redeem your Note before its stated maturity unless your prospectus supplement specifies a redemption commencement date. You will not be entitled to require the Company to buy your Note from you, before its stated maturity, unless your prospectus supplement specifies one or more repayment dates.

If your prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your Note or by reference to one or more formulae used to determine the redemption price(s). It may also specify one or more redemption periods during which the redemption prices relating to a redemption of the Notes during those periods will apply.

If your prospectus supplement specifies a redemption commencement date, the Company may redeem your Note at its option at any time on or after that date. If the Company redeems your Note, the Company will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price the Company pays will be the price that applies to the redemption period during which your Note is redeemed.

If your prospectus supplement specifies a repayment date, your Note will be repayable by us at your option on the specified repayment date(s) at the specified repayment price(s), together with interest accrued to the repayment date.

In the event that the Company exercise an option to redeem any Note, the Company will give to the holder written notice of the principal amount of the Note to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. The Company will give the notice in the manner described under “—Notices”.

If a Note represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

In the event that the option of the holder to elect repayment as described above is deemed to be a “tender offer” within the meaning of Rule 14e-l under the Securities Exchange Act of 1934, the Company will comply with Rule 14e-l as then in effect to the extent it is applicable to us and the transaction.

The Company or its affiliates may purchase the Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. The Notes that the Company or they purchase may, in its discretion, be held, resold or cancelled.

Payment of Additional Amounts

The government of any jurisdiction in which the Company is incorporated may require it to withhold amounts from payments on the principal or any premium or interest on a Note for taxes or any other governmental charges. If the jurisdiction requires a withholding of this type, the Company may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled. However, in order for you to be entitled to receive the additional amount, you must not be resident in the jurisdiction that requires the withholding.

The Company will not have to pay additional amounts under any of the following circumstances:

•                  The U.S. government or any political subdivision of the U.S. government is the entity that is imposing the tax or governmental charge.

•                  The withholding is imposed only because the holder was or is connected to the taxing jurisdiction or, if the holder is not an individual, the tax or governmental charge was imposed because a fiduciary, settlor, beneficiary, member or shareholder of the holder or a party possessing a power over a holder that is an estate or trust was or is connected to the taxing jurisdiction. These connections include those where the holder or related party:

•                  is or has been a citizen or resident of the jurisdiction;

•                  is or has been engaged in trade or business in the jurisdiction; or

•                  has or had a permanent establishment in the jurisdiction.

•                  The withholding is imposed due to the presentation of a Note, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

•                  The withholding is imposed due to the presentation of a Note for payment in the United Kingdom.

•                  The withholding is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

•                  The withholding is for a tax or governmental charge that is payable in a manner that does not involve withholding.

•                  The withholding is imposed or withheld because the holder or beneficial owner failed to comply with any of its requests for the following that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such withholding:

•                  to provide information about the nationality, residence or identity of the holder or beneficial owner; or

•                  to make a declaration or satisfy any information requirements.

•                  The holder is a fiduciary or partnership or other entity that is not the sole beneficial owner of the payment in respect of which the withholding is imposed, and the laws of the taxing jurisdiction require the payment to be included in the income of a beneficiary or settlor of such fiduciary or a member of such partnership or another beneficial owner who would not have been entitled to such additional amounts had it been the holder of such debt security.

•                  With respect to Notes originally issued in bearer form, the payment relates to a Note that is in physical form. However, this exception only applies if:

•                  the Note in physical form was issued at the holder’s request following an event of default; and

•                  the Company have not issued physical certificates for the entire principal amount of such series of Notes.

•                  The withholding or deduction is imposed pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive.

•                  The withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its Notes to another paying agent.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to us is organized. The prospectus supplement relating to the Notes may describe additional circumstances in which the Company would not be required to pay additional amounts. (Sections 205, 802 and 1004)

Optional Tax Redemption

The Company may have the option to redeem, in whole but not in part, the Notes in the three situations described below. In such cases, the redemption price for Notes (other than original issue discount Notes) will be equal to the principal amount of the Notes being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount Notes will be specified in the prospectus supplement for such securities. Furthermore, the Company must give you between 30- and 60-days’ notice before redeeming the Notes.

Defeasance and Discharge

Except for various obligations described below, the Company can legally release itself from any payment or other obligations on the Notes (called “full defeasance”) if it, in addition to other actions, put in place the following arrangements for you to be repaid:

•                  The Company must deposit in trust for your benefit and the benefit of all other direct holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that, in the opinion of a nationally recognized public accounting firm, will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates.

•                  The Company must deliver to the Trustee a legal opinion of its counsel, based upon a ruling by the United States Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law the Company may make the above deposit without causing you to be taxed on the Notes any differently than if the Company did not make the deposit and just repaid the Notes itself.

If the Notes are listed on any securities exchange, the Company must deliver to the Trustee a legal opinion of its counsel confirming that the deposit, defeasance and discharge will not cause the Notes to be delisted. (Sections 1402 and 1404)

If the Company ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of its lenders and other creditors if the Company ever become bankrupt or insolvent. However, even if the Company take these actions, a number of its obligations relating to the Notes and under the Indenture will remain. These include the following obligations:

•                  to register the exchange and transfer of the Notes;

•                  to replace mutilated, destroyed, lost or stolen Notes;

•                  to maintain paying agencies; and

•                  to hold money for payment in trust.

Default and Related Matters

Ranking

The Notes are not secured by any of the Company’s property or assets. Accordingly, your ownership of the Notes means you are one of its unsecured creditors. The Notes may or may not be subordinated to any of its other debt obligations as indicated in the applicable prospectus supplement. If they are not subordinated, they will rank equally with all its other unsecured and unsubordinated indebtedness.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term event of default means any of the following:

•                  The Company does not pay the principal or any premium on a Note within 14 days of its due date.

•                  The Company does not pay interest on a Note within 21 days of its due date.

•                  The Company does not deposit any sinking fund payment within 14 days of its due date, if the Company agreed to maintain a sinking fund for your Notes and the other Notes of the same series.

•                  The Company remains in breach of any covenant or any other term of the Indenture for 30 days after the Company receives a notice of default stating that the Company is in breach. The notice must be sent by either the Trustee or holders of 25% of the principal amount of Notes of the affected series.

•                  The Company remains in default in the conversion of any convertible security of a given series for 30 days after the Company receives a notice of default stating that the Company is in default.

The notice must be sent by either the Trustee or the holders of 25% of the principal amount of Notes of the affected series.

•                  If the total aggregate principal amount of all of its indebtedness for borrowed money, which meets one of the following conditions, together with the amount of any guarantees and indemnities described in the next point, equals or exceeds £50 million or, after August 1, 2014, £150 million:

•                  the principal amount of such indebtedness becomes due and payable prematurely as a result of an event of default (however described) under the agreement(s) governing that indebtedness;

•                  the Company fails to make any payment in respect of such indebtedness on the date when it is due (as extended by any originally applicable grace period); or

•                  any security that the Company has granted securing the payment of any such indebtedness becomes enforceable by reason of any default relating thereto and steps are taken to enforce the security.

•                  The Company fails to make payment due under any guarantee and/or indemnity (after the expiry of any originally applicable grace period) of another person’s indebtedness for borrowed money in an amount that, when added to the indebtedness for borrowed money which meets one of the conditions described in the prior point, equals or exceeds £50 million or, after August 1, 2014, £150 million.

•                  The Company is ordered by a court or passes a resolution to wind up or dissolve, save for the purposes of a reorganization on terms approved in writing by the Trustee.

•                  The Company stops paying or is unable to pay its debts as they fall due, or the Company is adjudicated or found bankrupt or insolvent, or the Company enters into any composition or other similar arrangement with its creditors under the U.K. Insolvency Act.

•                  If a receiver or administrator is appointed in relation to, or a distress, execution, attachment, sequestration or other process is levied, enforced upon, sued out or put in force against, the whole or a substantial part of its undertakings or assets and (other than the appointment of an administrator) is not discharged or removed within 90 days.

•                  Any other event of default described in the applicable prospectus supplement occurs. (Section 501)

An event of default for a particular series of Notes does not necessarily constitute an event of default for any other series of Notes issued under the Indenture.

For these purposes, “indebtedness for borrowed money” means any present or future indebtedness (whether it is principal, premium, interest or other amounts) for or in respect of:

•                  money borrowed (including in the form of any bonds, notes, debentures, debenture stock or loan stock); or

•                  liabilities under or in respect of any acceptance or acceptance credit.

Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the Trustee or the holders of 25% in principal amount of the Notes of the affected series may declare the entire principal amount of all the Notes of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the Notes of that series will be automatically accelerated without any action by the Trustee, any holder or any other person. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the Notes of the affected series. (Section 502)

The holders of a majority in principal amount of the outstanding Notes of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes of such series, provided that (a) such direction must not be in conflict with any rule of law or with the Indenture, (b) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction, and (c) such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses, and liabilities which might be incurred by it in compliance with such request or direction. (Sections 512 and 603) Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:

•                  You must give the Trustee written notice that an event of default has occurred and remains uncured.

•                  The holders of 25% in principal amount of all outstanding Notes of the relevant series must make a written request that the Trustee take action because of the default, and must offer satisfactory indemnity to the Trustee against the cost and other liabilities of taking that action.

•                  The Trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

•                  The holders of a majority in principal amount of all outstanding Notes of the relevant series must not have given the Trustee a direction that is inconsistent with the above notice. (Section 507)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your Note on or after its due date. (Section 508)

Regarding the Trustee

The Company and some of its subsidiaries maintain banking relations with the Trustee in the ordinary course of its business.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us notice of the default or its default having to exist for a specified period of time were disregarded, the Trustee may be considered to have a conflicting interest with respect to the Notes or the Indenture for purposes of the Trust Indenture Act of 1939. In that case, the Trustee may be required to resign as trustee under the Indenture and the Company would be required to appoint a successor trustee.